EXHIBIT 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155.

Bill Barrett Corporation Announces Upcoming Investor Events

DENVER — August 8, 2008 — Bill Barrett Corporation (NYSE: BBG) today announced that management plans to participate in upcoming investor events. The Company will provide presentation slides for the events on the Company’s website homepage, accessed at www.billbarrettcorp.com, under “Current Events.”

The Oil and Gas Conference Denver 2008 hosted by EnerCom: Chairman and Chief Executive Officer Fred Barrett will present on Monday, August 11, 2008 at 8:00 a.m. MDT/10:00 a.m. EDT.

Lehman Brothers CEO Energy/Power Conference: Mr. Barrett will present on Thursday, September 4, 2008 at 11:45 a.m. EDT.

Each event will be webcast and the webcasts may be accessed on the Company’s website homepage, at www.billbarrettcorp.com, under “Current Events” and will be available live and for replay.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

Forward-Looking Statements and Cautionary Statements

This press release references materials that have been, or will be, used in investor presentations. Investor presentations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price and differential volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, the ability to obtain necessary permits, delays or prohibitions due to litigation or other disputes, governmental regulations and other factors discussed in the Company’s Form 10-K filed for the year ended December 31, 2007, Form 10-Q for the quarter ended June 30, 2008, and subsequent filings with the SEC and available at www.sec.gov.

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